                                            -----------------------------------
                                            OMB APPROVAL
                                            -----------------------------------
                                            OMB Number:. . . . . . . .3235-0145
                                            Expires: . . . . . October 31, 1994
                                            Estimated average
                                            burden hours per form. . . . .14.90
                                            -----------------------------------

                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                     SCHEDULE 13D

                      Under the Securities Exchange Act of 1934
                                  (Amendment Exit)*

                                  MCMORAN OIL & GAS
--------------------------------------------------------------------------------
                                    Name of Issuer


                                     COMMON STOCK
--------------------------------------------------------------------------------
                            (Title of Class of Securities)

                                      582445102
--------------------------------------------------------------------------------
                                     CUSIP Number

                  BOB GREENWOOD: ROBERTSON, STEPHENS & COMPANY
             555 CALIFORNIA STREET, SUITE 2600, SAN FRANCISCO, CA  94104
                                    (415) 781-9700
--------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications

                                   SEPTEMBER 9, 1997
--------------------------------------------------------------------------------
                Date of Event which Requires Filing of this Statement


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement   [ ].  (A fee
is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class). (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------------------------------------------------------------
                                 SCHEDULE 13D
-------------------------------------------------------------------------------
         CUSIP No. 582445102                    PAGE 2 OF 16 PAGES
-------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The Robertson Stephens Contrarian Fund
     Tax I.D. 94-3174915
-------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP                                (b)  /X/
-------------------------------------------------------------------------------
  3  SEC USE ONLY

-------------------------------------------------------------------------------
  4  SOURCE OF FUNDS*
     WC
-------------------------------------------------------------------------------
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                    / /

-------------------------------------------------------------------------------
  6  CITIZENSHIP OR PLACE OF ORGANIZATION
     CALIFORNIA
-------------------------------------------------------------------------------
      NUMBER OF                 7  SOLE VOTING POWER
       SHARES                      0
    BENEFICIALLY             --------------------------------------------------
       OWNED                    8  SHARED VOTING POWER
      BY EACH                      140,500
     REPORTING               --------------------------------------------------
    PERSON WITH                 9  SOLE DISPOSITIVE POWER
                                   0
                             --------------------------------------------------
                               10  SHARED DISPOSITIVE POWER
                                   140,500
-------------------------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     140,500
-------------------------------------------------------------------------------
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                    / /
-------------------------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
     1.0%
-------------------------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*
     IV
-------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

-------------------------------------------------------------------------------
                                     SCHEDULE 13D
-------------------------------------------------------------------------------
        CUSIP No. 582445102                     PAGE 3 OF 16 PAGES
-------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The Robertson Stephens Orphan Fund
     Tax I.D.
-------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP                                (b)  /X/
-------------------------------------------------------------------------------
  3  SEC USE ONLY

-------------------------------------------------------------------------------
  4  SOURCE OF FUNDS*
     WC
-------------------------------------------------------------------------------
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                    / /

-------------------------------------------------------------------------------
  6  CITIZENSHIP OR PLACE OF ORGANIZATION
     CALIFORNIA
-------------------------------------------------------------------------------
     NUMBER OF                 7  SOLE VOTING POWER
       SHARES                     0
    BENEFICIALLY             --------------------------------------------------
       OWNED                   8  SHARED VOTING POWER
      BY EACH                     220,500
     REPORTING                --------------------------------------------------
    PERSON WITH                9  SOLE DISPOSITIVE POWER
                                  0
                             --------------------------------------------------
                              10  SHARED DISPOSITIVE POWER
                                  220,500
-------------------------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     220,500
-------------------------------------------------------------------------------
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                    / /
-------------------------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
     1.6%
-------------------------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*
     PN
-------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

-------------------------------------------------------------------------------
                                 SCHEDULE 13D
-------------------------------------------------------------------------------
         CUSIP No. 582445102                     PAGE 4 OF 16 PAGES
-------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The Robertson Stephens Orphan Offshore Fund
     Tax I.D.
-------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP                                (b)  /X/
-------------------------------------------------------------------------------
  3  SEC USE ONLY

-------------------------------------------------------------------------------
  4  SOURCE OF FUNDS*
     WC
-------------------------------------------------------------------------------
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                    / /

-------------------------------------------------------------------------------
  6  CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
-------------------------------------------------------------------------------
      NUMBER OF                 7  SOLE VOTING POWER
       SHARES                      0
    BENEFICIALLY             --------------------------------------------------
       OWNED                    8  SHARED VOTING POWER
      BY EACH                      2,000
     REPORTING               --------------------------------------------------
    PERSON WITH                 9  SOLE DISPOSITIVE POWER
                                   0
                             --------------------------------------------------
                               10  SHARED DISPOSITIVE POWER
                                   2,000
-------------------------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,000
-------------------------------------------------------------------------------
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                    / /
-------------------------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
     .O1%
-------------------------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*
     PN
-------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

-------------------------------------------------------------------------------
                                 SCHEDULE 13D
-------------------------------------------------------------------------------
         CUSIP No. 582445102                    PAGE 5 OF 16 PAGES
-------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Bayview Investors, Ltd
     Tax I.D. 94-3108651
-------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP                                (b)  /X/
-------------------------------------------------------------------------------
  3  SEC USE ONLY

-------------------------------------------------------------------------------
  4  SOURCE OF FUNDS*
     WC
-------------------------------------------------------------------------------
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                    / /

-------------------------------------------------------------------------------
  6  CITIZENSHIP OR PLACE OF ORGANIZATION
     CALIFORNIA
-------------------------------------------------------------------------------
      NUMBER OF                 7  SOLE VOTING POWER
       SHARES                      0
    BENEFICIALLY             --------------------------------------------------
       OWNED                    8  SHARED VOTING POWER
      BY EACH                   220,500 (includes shares held of record by The
     REPORTING                  Robertson Stephens Orphan Fund, L.P., of which
    PERSON WITH                 Robertson, Stephens & Co. Investment Management,
                                L.P. and Bayview Investors, Ltd. are the General
                                Partners.  See Item 5.

                             --------------------------------------------------
                                9  SOLE DISPOSITIVE POWER
                                   0
                             --------------------------------------------------
                               10  SHARED DISPOSITIVE POWER
                                   220,500
-------------------------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     220,500
-------------------------------------------------------------------------------
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                    / /
-------------------------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
     1.6%
-------------------------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*
     PN
-------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

-------------------------------------------------------------------------------
                                     SCHEDULE 13D
-------------------------------------------------------------------------------
        CUSIP No. 582445102                     PAGE 6 OF 16 PAGES
-------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Robertson, Stephens & Company, Incorporated
     Tax I.D. 94-3172874     See Exhibit A for a list of Executive Officers
-------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP                                (b)  /X/
-------------------------------------------------------------------------------
  3  SEC USE ONLY

-------------------------------------------------------------------------------
  4  SOURCE OF FUNDS*
     OO (Working Capital of Purchasing Funds) See Item 2.
-------------------------------------------------------------------------------
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                    / /
-------------------------------------------------------------------------------
  6  CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
-------------------------------------------------------------------------------
     NUMBER OF                 7  SOLE VOTING POWER
       SHARES                     0
    BENEFICIALLY             --------------------------------------------------
       OWNED                   8  363,000 (Includes shares held of record by
      BY EACH                     The Robertson Stephens Contrarian Fund, The
     REPORTING                    Robertson Stephens Orphan Fund L.P., and
    PERSON WITH                   The Robertson Stephens Orphan Offshore Fund,
                                  of which Robertson Stephens & Company
                                  Investment Management, L.P. is investment
                                  adviser. Robertson, Stephens & Company, Inc.
                                  is General Partner of Robertson, Stephens &
                                  Co. Investment Management, L.P. See Item 6.)
                             --------------------------------------------------
                               9  SOLE DISPOSITIVE POWER
                                  0
                             --------------------------------------------------
                              10  SHARED DISPOSITIVE POWER
                                  363,000
-------------------------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     363,000
-------------------------------------------------------------------------------
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                    / /
-------------------------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
     2.6%
-------------------------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*
     CO
-------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

-------------------------------------------------------------------------------
                                     SCHEDULE 13D
-------------------------------------------------------------------------------
        CUSIP No. 582445102                     PAGE 7 OF 16 PAGES
-------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Paul Stephens
     Tax I.D. ###-##-####
-------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP                                (b)  /X/
-------------------------------------------------------------------------------
  3  SEC USE ONLY

-------------------------------------------------------------------------------
  4  SOURCE OF FUNDS*
     WC & PF
-------------------------------------------------------------------------------
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                    / /
-------------------------------------------------------------------------------
  6  CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES
-------------------------------------------------------------------------------
     NUMBER OF                 7  SOLE VOTING POWER
       SHARES                     0
    BENEFICIALLY             --------------------------------------------------
       OWNED                   8  SHARED VOTING POWER
      BY EACH                     363,000 (Includes shares held of record by
     REPORTING                    The Robertson Stephens Contrarian Fund, The
    PERSON WITH                   Robertson Stephens Orphan Fund L.P., and
                                  The Robertson Stephens Orphan Offshore Fund, of which Robertson Stephens & Company
                                  Investment Management, L.P. is investment adviser. Robertson, Stephens & Company, Inc.
                                  is General Partner of Robertson, Stephens &
                                  Co. Investment Management, L.P. See Item 5.)

                             --------------------------------------------------
                               9  SOLE DISPOSITIVE POWER
                                  0
                             --------------------------------------------------
                              10  SHARED DISPOSITIVE POWER
                                  363,000
-------------------------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     363,000
-------------------------------------------------------------------------------
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                    / /
-------------------------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
     2.6%
-------------------------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*
     IN
-------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

-------------------------------------------------------------------------------
                                     SCHEDULE 13D
-------------------------------------------------------------------------------
        CUSIP No. 582445102                     PAGE 8 OF 16 PAGES
-------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Sanford Robertson
     Tax I.D. ###-##-####
-------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP                                (b)  /X/
-------------------------------------------------------------------------------
  3  SEC USE ONLY

-------------------------------------------------------------------------------
  4  SOURCE OF FUNDS*

     OO (Working Capital of Purchasing Funds) See Item 2.
-------------------------------------------------------------------------------
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                    / /
-------------------------------------------------------------------------------
  6  CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
-------------------------------------------------------------------------------
     NUMBER OF                 7  SOLE VOTING POWER
       SHARES                     0
    BENEFICIALLY             --------------------------------------------------
       OWNED                   8  SHARED VOTING POWER
      BY EACH                     363,000 (Includes shares held of record by
     REPORTING                    The Robertson Stephens Contrarian Fund, The
    PERSON WITH                   Robertson Stephens Orphan Fund L.P., and
                                  The Robertson Stephens Orphan Offshore Fund,
                                  of which Robertson Stephens & Company
                                  Investment Management, L.P. is investment
                                  adviser. Robertson, Stephens & Company, Inc.
                                  is General Partner of Robertson, Stephens &
                                  Co. Investment Management, L.P. See Item 5.)
                             --------------------------------------------------
                               9  SOLE DISPOSITIVE POWER
                                  0
                             --------------------------------------------------
                              10  SHARED DISPOSITIVE POWER
                                  363,000
-------------------------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     363,000
-------------------------------------------------------------------------------
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                    / /
-------------------------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
     2.6%
-------------------------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*
     IN
-------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

-------------------------------------------------------------------------------
                                     SCHEDULE 13D
-------------------------------------------------------------------------------
        CUSIP No. 582445102                     PAGE 9 OF 16 PAGES
-------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Michael G. McCaffery
     Tax I.D. ###-##-####
-------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP                                (b)  /X/
-------------------------------------------------------------------------------
  3  SEC USE ONLY

-------------------------------------------------------------------------------
  4  SOURCE OF FUNDS*

     OO (Working Capital of Purchasing Funds) See Item 2.
-------------------------------------------------------------------------------
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                    / /
-------------------------------------------------------------------------------
  6  CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
-------------------------------------------------------------------------------
     NUMBER OF                 7  SOLE VOTING POWER
       SHARES                     0
    BENEFICIALLY             --------------------------------------------------
       OWNED                   8  SHARED VOTING POWER
      BY EACH                     363,000 (Includes shares held of record by
     REPORTING                    The Robertson Stephens Contrarian Fund, The
    PERSON WITH                   Robertson Stephens Orphan Fund L.P., and
                                  The Robertson Stephens Orphan Offshore Fund,
                                  of which Robertson Stephens & Company
                                  Investment Management, L.P. is investment
                                  adviser. Robertson, Stephens & Company, Inc.
                                  is General Partner of Robertson, Stephens &
                                  Co. Investment Management, L.P. See Item 5.)
                             --------------------------------------------------
                               9  SOLE DISPOSITIVE POWER
                                  0
                             --------------------------------------------------
                              10  SHARED DISPOSITIVE POWER
                                  363,000
-------------------------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     363,000
-------------------------------------------------------------------------------
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                    / /
-------------------------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
     2.6%
-------------------------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*
     IN
-------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

-------------------------------------------------------------------------------
                                     SCHEDULE 13D
-------------------------------------------------------------------------------
        CUSIP No. 582445102                     PAGE 10 OF 16 PAGES
-------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     G. Randy Hecht
     Tax I.D. ###-##-####
-------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP                                (b)  /X/
-------------------------------------------------------------------------------
  3  SEC USE ONLY

-------------------------------------------------------------------------------
  4  SOURCE OF FUNDS*

     OO (Working Capital of Purchasing Funds) See Item 2.
-------------------------------------------------------------------------------
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                    / /
-------------------------------------------------------------------------------
  6  CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
-------------------------------------------------------------------------------
     NUMBER OF                 7  SOLE VOTING POWER
       SHARES                     0
    BENEFICIALLY             --------------------------------------------------
       OWNED                   8  SHARED VOTING POWER
      BY EACH                     363,000 (Includes shares held of record by
     REPORTING                    The Robertson Stephens Contrarian Fund, The
    PERSON WITH                   Robertson Stephens Orphan Fund L.P., and
                                  The Robertson Stephens Orphan Offshore Fund,
                                  of which Robertson Stephens & Company
                                  Investment Management, L.P. is investment
                                  adviser. Robertson, Stephens & Company, Inc.
                                  is General Partner of Robertson, Stephens &
                                  Co. Investment Management, L.P. See Item 5.)
                             --------------------------------------------------
                               9  SOLE DISPOSITIVE POWER
                                  0
                             --------------------------------------------------
                              10  SHARED DISPOSITIVE POWER
                                  363,000
-------------------------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     363,000
-------------------------------------------------------------------------------
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                    / /
-------------------------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
     2.6%
-------------------------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*
     IN
-------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

-------------------------------------------------------------------------------
                                     SCHEDULE 13D
-------------------------------------------------------------------------------
        CUSIP No. 582445102                     PAGE 11 OF 16 PAGES
-------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Kenneth R. Fitzsimmons
     Tax I.D. ###-##-####
-------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP                                (b)  /X/
-------------------------------------------------------------------------------
  3  SEC USE ONLY

-------------------------------------------------------------------------------
  4  SOURCE OF FUNDS*

     OO (Working Capital of Purchasing Funds) See Item 2.
-------------------------------------------------------------------------------
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                    / /
-------------------------------------------------------------------------------
  6  CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
-------------------------------------------------------------------------------
     NUMBER OF                 7  SOLE VOTING POWER
       SHARES                     0
    BENEFICIALLY             --------------------------------------------------
       OWNED                   8  SHARED VOTING POWER
      BY EACH                     363,000 (Includes shares held of record by
     REPORTING                    The Robertson Stephens Contrarian Fund, The
    PERSON WITH                   Robertson Stephens Orphan Fund L.P., and
                                  The Robertson Stephens Orphan Offshore Fund,
                                  of which Robertson Stephens & Company
                                  Investment Management, L.P. is investment
                                  adviser. Robertson, Stephens & Company, Inc.
                                  is General Partner of Robertson, Stephens &
                                  Co. Investment Management, L.P. See Item 5.)
                             --------------------------------------------------
                               9  SOLE DISPOSITIVE POWER
                                  0
                             --------------------------------------------------
                              10  SHARED DISPOSITIVE POWER
                                  363,000
-------------------------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     363,000
-------------------------------------------------------------------------------
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                    / /
-------------------------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
     2.6%
-------------------------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*
     IN
-------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

ITEM 1.  SECURITY AND ISSUER.

         This Schedule 13D is filed with respect to the Common Stock of McMoRan Oil & Gas (the "Company").

ITEM 2:  IDENTITY AND BACKGROUND.

         The Schedule 13D is filed on behalf of The Robertson Stephens Contrarian Fund, Robertson, Stephens & Company, Inc. ("RS&Co., Inc."), and RS&Co., Inc.'s five shareholders, Messrs. Sanford R. Robertson, Paul H. Stephens, Michael G. McCaffery, G. Randy Hecht, and Kenneth R. Fitzsimmons. The sale of the Company's shares giving rise to this 13D were made by The Robertson Stephens Contrarian Fund and Orphan Fund (the "Funds").

         This Schedule 13D relates to the direct beneficial ownership in the shares of the Company by the Fund, and the indirect beneficial ownership in the shares of the Company held by the Funds. Messrs. Robertson, Stephens, McCaffery, Hecht and Fitzsimmons disclaim any beneficial ownership with respect to shares of the Company that RS&Co., Inc. may be deemed to be beneficially own, are included in this Schedule 13D for protective disclosure purposes only, and shall not be deemed by their inclusion in this Schedule 13D to have made any admission that any such person has any beneficial interest in such shares.

         Set forth below is the following information with respect to the persons signing this Schedule 13D: name; place of organization; address of principal business and office; principal business; information concerning criminal convictions during the past five years; and information concerning civil or administrative proceedings during the past five years with respect to any state or federal securities laws.


I. (a) The Robertson Stephens Contrarian Fund, A Massachusetts Business Trust. The Registered Investment Adviser of The Robertson Stephens Contrarian Fund is: Robertson, Stephens & Company Investment Management, L.P. The General Partner of Robertson, Stephens & Co. Investment Management, L.P. is Robertson, Stephens & Company, Incorporated.

    (b)  555 California Street, Suite 2600
         San Francisco, CA  94104

    (c)  Business Trust, Registered Investment Company.

    (d)  No convictions in criminal proceedings.

    (e)  No civil or administrative proceedings.

II. (a) The Robertson Stephens Orphan Fund, A California limited Partnership. Robertson, Stephens & Company Investment Management L.P. and Bayview Investors Ltd. are the General Partners.

    (b)  555 California Street, Suite 2600
         San Francisco, CA  94104

    (c)  Limited Partnership.

    (d)  No convictions in criminal proceedings.

    (e)  No civil or administrative proceedings.

III.(a) The Robertson Stephens Orphan Offshore Fund, A Cayman Islands limited Partnership. Robertson, Stephens & Company Investment Management L.P. is the are General Partners.

    (b)  555 California Street, Suite 2600
         San Francisco, CA  94104

    (c)  Limited Partnership.

    (d)  No convictions in criminal proceedings.

    (e)  No civil or administrative proceedings.


IV. (a)  Bayview Investors Ltd., is a California limited partnership.

    (b)  555 California Street, Suite 2600
         San Francisco, CA  94104

    (c)  Limited Partnership.

    (d)  No convictions in criminal proceedings.

    (e)  No civil or administrative proceedings.


V. (a) Robertson, Stephens & Company, Incorporated, is a California Corporation. Robertson, Stephens & Company, Incorporated is the General Partner of Robertson, Stephens & Company, Investment Management, L.P.

    (b)  555 California Street, Suite 2600
         San Francisco, CA  94104

    (c)  Corporation, Investment Banking.

    (d)  No convictions in criminal proceedings.

    (e)  No civil or administrative proceedings.

VI. (a)  Paul H. Stephens.

    (b)  555 California Street, Suite 2600
         San Francisco, CA  94104

    (c) Paul H. Stephens is Managing Director and Chief Investment Officer, and a shareholder, of Robertson, Stephens & Company, Incorporated.

    (d)  No convictions in criminal proceedings.

    (e)  No civil or administrative proceedings.

VII.(a)  Sanford R. Robertson.

    (b)  555 California Street, Suite 2600
         San Francisco, CA  94104

    (c) Sanford R. Robertson is the Chairman of and a shareholder of Robertson, Stephens & Company, Incorporated.

    (d)  No convictions in criminal proceedings.

    (e)  No civil or administrative proceedings.

VIII.(a) Michael G. McCaffery.

    (b)  555 California Street, Suite 2600
         San Francisco, CA  94104

    (c) Michael G. McCaffery is the President and Chief Executive Officer, and a shareholder, of Robertson, Stephens & Company, Incorporated.


    (d)  No convictions in criminal proceedings.

    (e)  No civil or administrative proceedings.

IX. (a)  G. Randy Hecht.

    (b)  555 California Street, Suite 2600
         San Francisco, CA  94104

    (c) G. Randy Hecht is the Executive Vice President, Chief Operating Officer, and shareholder of Robertson, Stephens & Company, Incorporated.

    (d)  No convictions in criminal proceedings.


    (e)  No civil or administrative proceedings.

X.  (a)  Kenneth R. Fitzsimmons.

    (b)  555 California Street, Suite 2600
         San Francisco, CA  94104

    (c) Kenneth R. Fitzsimmons is the Managing Director, Director of Capital Markets, and shareholder of Robertson, Stephens & Company, Incorporated.

    (d)  No convictions in criminal proceedings.

    (e)  No civil or administrative proceedings.

ITEM 3:  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION:

         The securities with respect to which this Schedule 13D is filed were purchased by the Funds using working capital contributed by their respective partners.

ITEM 4:  PURPOSE OF TRANSACTION:

         This schedule is being filed based on the fact that the funds involved are no longer beneficial shareholders. The reporting persons may sell all or part or acquire additional securities of the Issuer depending on market conditions and other economic factors.

ITEM 5:  INTEREST IN SECURITIES OF THE ISSUER.

         (a) (b) The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13D that are beneficially owned by the persons listed in Item 2 are as follows:

                                               No. of Shares
     Name of                                    Beneficially  Percentage of
     Beneficial Owner                                  Owned       Class(1)
--------------------------------------------------------------------------------

     The Robertson Stephens Contrarian Fund       140,500 (2)         1.0%
     The Robertson Stephens Orphan Fund           220,500 (3)         1.6%
     The Robertson Stephens Orphan Offshore Fund    2,000 (4)         .01%
     Bayview Investors, Ltd.                      140,500 (5)         1.6%
     Robertson, Stephens & Company, Incorporated  363,000 (6)         2.6%
     Paul H. Stephens                             363,000 (7,8)       2.6%
     Sanford R. Robertson                         363,000 (8)         2.6%
     Michael G. McCaffery                         363,000 (8)         2.6%
     G. Randy Hecht                               363,000 (8)         2.6%
     Kenneth R. Fitzsimmons                       363,000 (8)         2.6%


(1) All percentages in this table are based, pursuant to Rule 13D-1(e) of the Securities Exchange Act of 1934, as amended, on 14,076,539 shares of Common Stock of the Issuer outstanding as of June 30, 1997.

(2) The Robertson Stephens Contrarian Fund, is a Registered Investment Company. Robertson, Stephens & Co. Investment Management, L.P. is the Registered Investment Manager for the Contrarian Fund. RS&Co., Inc. is the General Partner of Robertson, Stephens & Co. Investment Management, L.P.

(3)  The Robertson Stephens Orphan Fund, is a California limited partnership.

(4) The Robertson Stephens Orphan Offshore Fund, is a Cayman Islands limited partnership.

(5) Bayview Investors, Ltd. is a California limited partnership, and as General Partner of the Robertson Stephens Orphan Fund and is deemed to have shared dispositive power over 220,500 shares of the company.

(6) Robertson, Stephens & Company, Inc., a California Corporation, as General Partner of the Contrarian Fund's Investment Adviser, Robertson Stephens Investment Management L.P., Inc., is deemed to have shared dispositive power over 363,000 shares of the Company.

(7) Paul H. Stephens is the Chief Investment Officer of RS&Co., Inc. and as such may be deemed to have shared voting power over 363,000 shares of the Company held by the Funds.

(8)  Disclaims beneficial ownership.

     (c) The following is a list of transactions by the filing parties since the last filing:

            Entity         Date          Shares       Price      Transaction
            ------         ----          ------       -----      -----------
          Contrarian        8/29        118,400       4.01      Open mkt sell
             Fund
          Contrarian      9/9/97        100,000       4.17      Open mkt sell
             Fund
          Contrarian     9/10/97        171,000       4.17      Open mkt sell
             Fund
          Contrarian     9/10/97         29,000       4.22      Open mkt sell
             Fund
          Contrarian     9/12/97           5000       4.31      Open mkt sell
             Fund
          Contrarian     9/15/97         11,300       4.23      Open mkt sell
             Fund
          Contrarian     9/15/97          5,000       4.25      Open mkt sell
             Fund
          Contrarian     9/16/97          3,200       4.28      Open mkt sell
             Fund
          Contrarian     9/16/97         15,600       4.25      Open mkt sell
             Fund
          Contrarian     9/16/97         19,400       4.06      Open mkt sell
             Fund
          Orphan Fund    9/16/97         24,200       4.25      Open mkt sell
          Orphan Fund    9/16/97         30,300       4.06      Open mkt sell
             Orphan      9/16/97            200       4.25      Open mkt sell
          Offshore Fund
             Orphan      9/16/97            300       4.06      Open mkt sell
          Offshore Fund


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

          Please refer to Item 5.




ITEM 7.   MATERIAL TO BE FILED AS EXHIBITS.

          The following exhibits are filed herewith:

          Exhibit A  - Agreement of Joint Filing

ITEM 8.   SIGNATURE PAGE.

          After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:    September 18, 1997


          THE ROBERTSON STEPHENS CONTRARIAN FUND, A MASSACHUSETTS
          BUSINESS TRUST.
          By   Robertson, Stephens & Company, Incorporated

          By:  Paul H. Stephens*
               -----------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

          ROBERTSON, STEPHENS & COMPANY, INCORPORATED

          By:  Paul H. Stephens*
               -----------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer


               Paul H. Stephens*
               -----------------
               Paul H. Stephens


               Sanford R. Robertson*
               ---------------------
               Sanford R. Robertson

               Michael G. Mccaffery*
               ---------------------
               Michael G. McCaffery

               G. Randy Hecht*
               ---------------
               G. Randy Hecht

               Kenneth R. Fitzsimmons*
               -----------------------
               Kenneth R. Fitzsimmons




*By: /s/ Robert C. Greenwood
     -----------------------------
     Robert C. Greenwood
     Pursuant to Power of Attorney
     Previously Filed

                                      EXHIBIT A

                              AGREEMENT OF JOINT FILING

          The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1(f)(1) of the Act of the Statement dated May 2,1994 containing the information required by Schedule 13D, for the Common Stock of McMoRan Oil & Gas held by The Robertson Stephens Contrarian Fund and Robertson, Stephens & Company, Incorporated.

Dated:    18, 1997

          THE ROBERTSON STEPHENS CONTRARIAN FUND, A MASSACHUSETTS
          BUSINESS TRUST.
          By   Robertson, Stephens & Company, Incorporated

          By:  Paul H. Stephens*
               -----------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

          THE ROBERTSON STEPHENS PARTNERS  FUND, A MASSACHUSETTS
          BUSINESS TRUST.
          By   Robertson, Stephens & Company, Incorporated

          By:  Paul H. Stephens*
               -----------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer


          ROBERTSON, STEPHENS & COMPANY, INCORPORATED

          By:  Paul H. Stephens*
               -----------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

               Paul H. Stephens*
               -----------------
               Paul H. Stephens

               Sanford R. Robertson*
               ---------------------
               Sanford R. Robertson

               Michael G. McCaffery*
               ---------------------
               Michael G. McCaffery

               G. Randy Hecht*
               ---------------
               G. Randy Hecht

               Kenneth R. Fitzsimmons*
               -----------------------
               Kenneth R. Fitzsimmons



*By /s/ Robert C. Greenwood
    ------------------------------
     Robert C. Greenwood
     Pursuant to Power of Attorney
     Previously Filed